Contact: Donald Breivogel, VP, Treasurer and CFO (812) 468-5345

AMERICAN GENERAL FINANCE CORPORATION
REPORTS 9% EARNINGS INCREASE

Highlights for the quarter:
    -    Earnings increase 9% to $68 million
    -    Average net receivables grow 6% to $11.4 billion
    -    Finance charge yield improves 32 basis points

EVANSVILLE, IN, April 25, 2001- American General Finance Corporation reports first quarter earnings of $68 million, which represents a 9% increase over the $63 million earned in first quarter 2000. The increased earnings are attributable to increased finance receivables and yields coupled with continued efficiency improvements.

Finance receivables were up $577 million over the prior year quarter. Total new volume in the quarter was essentially unchanged from the prior year period as a modest decline in finance receivables originated and renewed was offset by an increase in finance receivables purchased. The emphasis continued to be on higher quality, real estate loans. At March 31, 2001, the portfolio was comprised of 63% real estate loans, 25% non-real estate loans and 12% retail sales finance receivables.

Credit quality measures reflect the Company's adherence to strict underwriting guidelines, the aging of previously acquired portfolios and the current economic slowdown. The charge-off ratio of 2.06% for first quarter 2001 was essentially unchanged from fourth quarter 2000, but 28 basis points higher than the 1.78% of first quarter 2000. The delinquency ratio improved from the previous quarter-end to 3.30% at March 31, 2001 from 3.45% at December 31, 2000 and 3.08% at March 31, 2000. The allowance for finance receivable losses remains strong at 3.29% of finance receivables and 1.6 times annualized charge-offs.

The spread between yield and borrowing costs improved by 30 basis points from the prior year quarter and 51 basis points from fourth quarter 2000. This improvement reflects the benefits of higher yielding receivables originated over the past year, consistent with rising market interest rates during that period as well as the benefit of declining short-term interest rates during this quarter on floating-rate borrowing costs.

Operating expenses as a percentage of average net receivables showed continued improvement to 4.63% for first quarter 2001 compared to 4.93% for the same period in 2000. This improvement in efficiency is consistent with the operating leverage that has accompanied both the shift towards a higher proportion of real estate loans and benefits from investments in information technology.

Management is pleased with American General Finance's first quarter achievements and expects to continue its strong performance.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets in excess of $13 billion and operates 1,310 offices in 41 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report relative to trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate", "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. We have made these forward-looking statements based upon our current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those e anticipated. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, accounting, or tax changes that affect the cost of, or demand for, our products; (4) our ability to secure necessary regulatory approvals; (5) our ability to realize projected expense savings; (6) adverse litigation results or resolution of litigation; and (7) the formation of strategic alliances or business combinations among our competitors or business partners. Readers are also directed to other risks and uncertainties discussed in documents we filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation FINANCIAL HIGHLIGHTS: (Dollars in Millions, Annualized Percentages) (Unaudited)
	For the Three Months Ended March 31 ___________________________
	2001 ____________	2000 ___________
Total Revenues	$488	$465

Interest Expense	167	161
Operating Expenses	132	133
Provision for Finance Receivable Losses	59	48
Insurance Losses and Loss Adjustment Expenses	23 ____________	25 ___________
Total Expenses	381	367

Income Before Provision for Income Tax	107	98
Provision for Income Tax	39 ____________	35 ___________
Net Income	$ 68 ==========	$ 63 =========

Finance Charge Yield	14.49%	14.17%
Charge-off Ratio	2.06% ____________	1.78% ___________
Risk Adjusted Yield	12.43%	12.39%

Operating Expenses as a Percentage of Average Net Receivables	4.63%	4.93%

Return on Assets	2.06%	2.00%
Return on Equity	15.40%	14.63%

Charge-off Ratios
Real Estate Loans	0.62%	0.67%
Non-Real Estate Loans	5.36%	4.70%
Retail Sales Finance	2.38% ____________	2.07% ___________
Total Finance Receivables	2.06%	1.78%

AT:	3/31/01 ____________	3/31/00 ___________

Total Assets	$13,295	$12,577

Net Finance Receivables
Real Estate Loans	$ 7,169	$ 7,046
Non-Real Estate Loans	2,888	2,472
Retail Sales Finance	1,359 ____________	1,321 ___________
Total Finance Receivables	$11,416	$10,839

Allowance for Finance Receivable Losses
Balance at End of Period	$376	$358
As a Percentage of Net Finance Receivables	3.29%	3.31%

60-Day+ Delinquency Ratios
Real Estate Loans	3.21%	3.03%
Non-Real Estate Loans	4.19%	4.04%
Retail Sales Finance	1.89% ____________	1.54% ___________
Total Finance Receivables	3.30%	3.08%